EXHIBIT 10.1

SUPPLY AGREEMENT

Between Verde Renewables Inc. (“Verde”) and Biochar Solutions LLC (“BSL”)

Date: March 14, 2026

WHEREAS, Verde, a wholly owned subsidiary of Verde Resources Inc., and BSL wish to formalize and expand their existing collaboration into a structured commercial supply and intellectual property arrangement, pursuant to which BSL will manufacture, supply, distribute, and white label engineered biochar for incorporation into Verde’s products, with both parties intending for this Preliminary Supply Agreement (this “Agreement”) to serve as the foundation of a binding commercial agreement governing long term biochar supply, carbon credit revenue sharing, joint technology development, and related commercialization activities; and

WHEREAS, following the Initial Period (as defined herein), Verde and BSL will evaluate their commercial arrangement and make updates or modifications to this Agreement based on their collective experience under this Agreement

1. Purpose; Binding Nature

This Agreement sets forth the agreed commercial framework between Verde and BSL regarding:

(a)

BSL’s annual supply of carbon credit certified and engineered biochar (“BSL Biochar”) and related products as described herein for Verde’s BioAsphalt™ and related carbon-sequestering roadway construction products;

(b)	the allocation and sharing of carbon removal credit revenues generated from the placement of BSL Biochar in Verde’s products; and

(c)	the co-development and joint ownership of intellectual property for a Designer-Blend Char formulation optimized for asphalt performance.

This Agreement is binding upon execution and will be superseded following the Initial Period (or sooner if agreed to by Verde and BSL) by a mutually executed 5-Year Biochar Supply and Carbon Credit Sharing Agreement, which shall be renewable for an additional five (5) years (the “Subsequent Agreement”). If the Subsequent Agreement is not entered into for any reason, Verde and BSL shall remain bound by the terms of this Agreement.

2. Supply Commitment

(a)	Supplier: BSL and its affiliated or subcontracted biochar production facilities.

(b)	Buyer: Verde and its affiliates

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(c)	Annual Volume

(i)

BSLwill initially supply up to 38,500 U.S. tons of biochar annually (the “Initial Supply”) to support Verde’s engineered product portfolio and carbon credit strategy. This annual volume (with “annual” for these purposes being measured from March 1 of each calendar year) represents a combination of current production of BSL Biochar from BSL’s regional facilities. BSL warrants and will ensure that at least fifty percent (50%) of the Initial Supply will qualify for carbon removal credit generation.

(ii)

Notwithstanding the carbon credit share component of this Agreement, BSL’s primary responsibility and warranty under this Agreement is to ensure that the engineered biochar delivers measurable and positive performance enhancements within Verde’s Net Zero product applications. BSL intends to continue expanding its production footprint nationwide to meet Verde’s increasing demand for engineered biochar blends and associated carbon credits.

(d)	Pricing:

•	Carbon Credit Certified BSL Biochar $[**] per US ton.
•	Non-Carbon-Credit Certified BSL Biochar $[**] per US ton.
•	High Ash Content Char $[**] per US ton.

(e)

Certification: At least [**]% of the BSL Biochar blend should be certified for carbon removal under a methodology that is accepted by major carbon credits purchasers. In the event that compliance markets are enacted in the United States, this may be changed to a U.S. recognized compliance standard or standards.

(f)

Quality Standards: All biochar products provided by BSL hereunder shall meet specifications agreed to in writing and in advance by Verde and BSL, including H:C ratio, fixed carbon, density, moisture, and ash content suitable for asphalt performance and carbon quantification (the “Specifications”). Such agreement as to Specifications may be undertaken via email.

(g)	Order Quotation and Pricing Approval:

(i)

Formal Quotation. Each time Verde desires to place a purchase order for BSL Biochar with BSL, Verde shall provide the requisite order information in writing (which may be undertaken via email) indicating the specific type of BSL Biochar and quantity of each type of BSL Biochar to be purchased by Verde. Once provided, BSL shall submit a formal, itemized quotation to Verde based on the pricing indicated above within 5 business days of receipt of such purchase order information provided by Verde.

(ii)

Approval Required. Once a formal, itemized quotation has been provided by BSL, Verde must provide written approval of the formal quotation prior to BSL commencing any work or issuing any invoices for such work to Verde (“Purchase Order Approval”). Verde must provide Purchase Order Approval within 5 days of receipt of the formal quotation by BSL, and if not received within such time, Verde must provide a new purchase order and a new formal quotation must be provided by BSL in the time specified in Section 2(g)(i) above.

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3. Carbon Removal Credits

(a) Carbon Credits Integration: BSL and Verde will jointly report on the carbon removal credits that were generated through the integration of BSL Biochar into Verde’s products.

(b) Credits Generated. Verde and BSL shall share equally in the carbon removal credits generated from the incorporation of BSL Biochar into Verde’s asphalt and other products, with BSL allocating to Verde [**]% of such credits, or the equivalent economic value thereof, pursuant to the terms to be set forth in the Subsequent Agreement. Verde and BSL further agree that any revenues derived from the sale, transfer, or monetization of such carbon removal credits to third parties shall likewise be split [**] between BSL and Verde.

(c) Verification and Sale. The parties acknowledge that the majority of the value attributable to a biochar based carbon removal credit is derived from the biochar manufacturing process. On behalf of Verde, BSL will communicate to customers the full net environmental benefits associated with BSL’s operations and those of its suppliers, including wildfire mitigation, renewable energy generation, grid stability and reliability, and reductions in greenhouse gas and particulate emissions.

BSL will be responsible for managing the verification, issuance, and sale of carbon credits associated with its biochar production. BSL and Verde will coordinate marketing and sales efforts for carbon credits generated through Verde’s biochar enhanced asphalt and other product applications to ensure that the additional value created through Verde’s placement and commercialization of the biochar is clearly articulated and visible to customers and the broader public. Both parties further commit to maintaining transparency in the retirement of carbon credits on behalf of clients, ensuring that such retirements are properly recorded, publicly disclosed where applicable, and fully traceable.

4. Intellectual Property (Joint Patent Development)

(a) Patent Filing: Verde, and BSL, will jointly file a U.S. Patent (USPTO) for the Designer-Blend Char formulation developed by the parties hereunder to optimize the performance of Verde’s BioAsphalt™.

(b) Ownership: Patent rights shall be owned jointly on a 50/50 basis, with both parties listed as co-inventors and co-assignees.

(c) Filing & Costs: Verde shall coordinate patent preparation and filing with intellectual property counsel of its choosing. All associated costs (drafting, filing, prosecution, and maintenance) will be shared equally.

(d) Use & Licensing: Each party may freely use the jointly owned intellectual property in its respective operations. Commercial licensing to third parties shall require the prior written consent of each of Verde and BSL and equitable revenue sharing, with specific terms to be set forth in the Subsequent Agreement.

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5. Term and Renewal

This Agreement shall be in effect for eighteen (18) months from the date first written above (the “Initial Period”). Either party may terminate this Agreement for any reason on sixty (60) days prior written notice, during which time the parties shall collaborate in good faith in winding down their business relationship, including BSL’s good-faith continued fulfillment of biochar shipments to Verde during such period. Either party may also terminate this Agreement with written notice upon material breach of the terms hereof by the other party, provided that the breaching party shall be provided a fifteen (15) day period to cure such breach. If the Subsequent Agreement is not executed by the conclusion of the Initial Period, this Agreement shall continue on a month-to-month basis unless terminated on sixty (60) days prior written notice.

At any time during or following the Initial Period, Verde and BSL may elect to negotiate and execute the Subsequent Agreement. The Subsequent Agreement shall have a 5-year term commencing on the date of execution thereof, renewable for an additional five (5) years upon mutual written consent no later than 120 days before expiry. The Subsequent Agreement shall also contain customary additional terms for the abilities of the parties to terminate the Subsequent Agreement.

6. Future Pricing; Payment

(a) Pricing: Per-ton pricing to be mutually established and reviewed annually as of January 1, reflecting production costs, freight, and market conditions.

(b) Payment Terms: Payment due within [**] days from invoice unless otherwise agreed.

(c) Offset: Verde may offset a portion of BSL’s carbon credit revenue share against BSL Biochar supply invoices upon mutual consent.

7. Logistics and Delivery

(a) Delivery: FOB (Free on Board) at BSL facility or 3rd party contracted secondary manufacturing, warehouse or other agreed upon location.

(b) Freight: BSL warrants that it has access to rail, intermodal, barge, and over the road transportation, and can coordinate transportation of BSL Biochar to facilities and locations designated by Verde throughout the United States, Canada and Mexico. Verde will have the right to coordinate its own logistics if advantageous to its operations.

(c) Storage and Post Processing: BSL represents that it shall use its existing network of 3rd party postproduction facilities in order to store, blend, and facilitate other post processing, necessary to create the biochar mix that meets the Specifications required by Verde. As Verde's demand for this mix increases, BSL will onboard additional postproduction facilities to meet this demand. The cost of these post-processing facilities will be added on to the price of the BSL Biochar with no more than a 5% markup to cover administrative costs.

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8. Force Majeure:

Neither party shall be liable for any delay or failure in performance resulting from events beyond its reasonable control, including but not limited to acts of God, natural disasters, wildfire, flood, pandemic, labor disputes, governmental actions, war, supply chain disruptions, material shortages, or transportation interruptions.

In the event a force majeure occurrence materially and adversely impacts raw material availability, logistics, production capacity, or pricing structures, the parties agree to promptly engage in good faith negotiations to equitably adjust pricing, delivery schedules, or other affected commercial terms to reflect the changed circumstances. If such conditions persist beyond a commercially reasonable period, the parties shall work collaboratively to determine an appropriate path forward that preserves the economic intent of this Agreement.

9. Exclusivity

BSL shall serve as Verde’s exclusive supplier of engineered biochar for asphalt and road construction applications in the United States during the Initial Period and in connection with any Subsequent Agreement, unless otherwise released in a mutual writing by BLS and Verde. During the term of this Agreement and any Subsequent Agreement, BSL will forward leads for companies seeking biochar-based asphalt, or low emissions asphalt to Verde exclusively.

10. Confidentiality

Both parties shall maintain confidentiality of proprietary, technical, and commercial information exchanged under this Agreement, consistent with prior confidentiality obligations.

11. Governing Law

This Agreement and the Subsequent Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, USA, without regard to the conflicts of laws principles thereof.

12. Entire Agreement; Amendments; Due Execution

This Agreement represents the entire, integrated agreement of the parties with respect to the subject matter hereof. Any amendment or modification to this Agreement shall only be binding if agreed to in a writing executed by the parties. This Agreement has been duly authorized by the applicable governing bodies of the parties and represents the binding obligation of each of the parties, respectively.

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Signatures

For Verde Renewables Inc.

Name: Eric Bava

Title: Chief Operating Officer

For Biochar Solutions LLC

Name: Greg Blair

Title: Managing Partner

[Signature Page to Supply Agreement]

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